EXHIBIT 10.32

IRREVOCABLE LETTER OF GUARANTEE
WITHIN MAXIUM AMOUNT

Ref.: Year 2005 Shang Zi No. 0005475013-02

To:	Shenzhen Honggang Branch of China Merchants Bank (the "Bank")

Whereas:
The Bank and Winner Industries (Shenzhen) Co., Ltd. (the "Facility Applicant") have entered into a Credit Facility Agreement (Contract No.: Year 2005 Shang Zi No. 0005475013) on June 27th 2005, pursuant to which the Bank would grant facilities of up to the aggregate amount of RMB 25,000,000 yuan (or the equivalent amount of foreign currencies) (the "Facility") to the Facility Applicant during the availability period of the Facility commencing from July 12th 2005 to July 12th 2006 (the "Availability Period").

At the request of the Facility Applicant, the Undersigned agrees to issue this Letter of Guarantee and voluntarily gives guarantee with joint and several liabilities for all the debts owed to the Bank by the Facility Applicant under the Credit Facility Agreement. The details of this Guarantee are as follows:

1.	Guarantee within Maximum Amount

1.1
The Facility referred to herein shall mean the maximum extent of facility which the Bank will grant to the Facility Applicant during the Availability Period in respect of on-balance-sheet transactions such as continuing and revolving loans, trade financing and discount (collectively referred to as the “Loan”) and off-balance-sheet transactions such as acceptance of commercial draft, opening of letters of credit and issue of confirmations.

1.2
During the Availability Period, the Bank may separately release the Loans or provide other facilities to the Applicant for Facility pursuant to the Facility Agreement and/or the respective specific contracts concluded thereunder. Party B may utilize the Facility in a revolving manner. The details of each provision of the Loans or other facilities such as the amounts, periods and specific purposes shall be prescribed in the respective loan contracts, certificates of indebtedness or contracts for granting other facilities. Any of the above facility may expire on a date later than the expiry date of the Availability Period agreed in the Facility Agreement and the Undersigned shall not raise any objection thereto.

1.3
If any of the Loans or other facilities advanced to the Facility Applicant by the Bank is still outstanding upon the expiry of the Availability Period, the Undersigned shall undertake joint and several liabilities for repayment of the same to the extent of the Facility.

1.4
Regarding the Facility provided by the Bank to the Facility Applicant by ways of acceptance of commercial draft, opening of letters of credit, issue of confirmations and so forth during the Availability Period, the Undersigned shall undertake joint and several liabilities for repayment of all the debts accrued to the Facility Applicant (including but not limited to the principal and interest of the advances made by the Bank and relevant expenses) notwithstanding that the Bank has not made any advances upon the expiry of the Availability Period.

1.5
The joint and several guarantee given by the Undersigned for the Facility shall be effective if the Bank demands early payment from the Applicant for Facility in accordance with the Credit Facility Agreement and/or the respective specific contracts before the expiry of the Availability Period.

2.	Coverage of Guarantee

2.1
The guarantee given by the Undersigned shall cover the outstanding principal of the Loans or other facilities advanced to the Applicant for Facility by the Bank during the Availability Period in accordance with the Credit Facility Agreement (up to the extent of the Facility of RMB 25,000,000 yuan) and interest thereon, penalty interest, compensation and all other relevant expenses such as those arising from the enforcement of its claims, including but not limited to the following:

2.1.1
the outstanding principal of the Loans advanced by the Bank pursuant to the respective loan contracts or certificates of indebtedness concluded under the Credit Facility Agreement and interest thereon, penalty interest, compensation and relevant expenses;

2.1.2
the outstanding principal of the advances made to the Facility Applicant by the Bank in fulfilling its obligations of making payment in respect of the commercial draft, letters of credit and confirmations under the Credit Facility Agreement and interest thereon, penalty interest, compensation and relevant expenses;

2.1.3	all expenses accrued to the Bank as a result of recovering the debts owed by the Facility Applicant.

2.2
If the outstanding principal of the Loans or other facilities advanced to the Facility Applicant by the Bank exceeds the maximum amount of the Facility, the exceeding amount shall not fall within the guarantee given by the Undersigned. The joint and several guarantee given by the Undersigned shall only cover the outstanding principal of the Loans or other facilities that is within the maximum extent of the Facility, interest thereon, penalty interest and compensation.

3.	Enforcement of Guarantee

The Undersigned acknowledges it bears joint and several financial and legal liabilities for all the debts owed by the Facility Applicant which fall within the coverage of guarantee stated in Clause 2. Should the Facility Applicant fails to repay on time the principal and interest of all the Loans and advances paid by the Bank and other relevant expenses pursuant to the Credit Facility Agreement and/or the respective specific contracts, or any of the breach of contract prescribed in the Credit Facility Agreement and/or the respective specific contracts occurs, the Bank shall be entitled to make claims against the Undersigned directly without first making claims or initiating proceedings against the Facility Applicant. Notwithstanding that mortgage or pledge is created for securing due payment of all the debts owed by the Facility Applicant under the Credit Facility Agreement, the Bank may, at its option, make claims for such debts against the Undersigned directly without first disposing of the security or the collateral.

Any notice of claim issued by the Bank shall be conclusive and the Undersigned shall not raise any objection thereto. The Undersigned agrees to make full payment of all the debts owed by the Facility Applicant under the Credit Facility Agreement within five days after receipt of a notice of claim in writing from the Bank without production of any proof and other documents by the Bank.

4.	Term of Guarantee

The Undersigned shall undertake its liability hereunder for a period commencing from the effective date of this Guarantee to two years after the expiry date of each loan or advance date of each advance under the Credit Facility Agreement.

5.	Independence of Guarantee

5.1
This Guarantee is independent, continuing, irrevocable and unconditional and shall not be affected by the invalidity of the Credit Facility Agreement and the respective specific contracts and by any agreements or documents entered into between the Facility Applicant and any entity. Nor shall it be altered as a result of fraud, reorganization, winding up, dissolution, liquidation and bankruptcy on the side of the Facility Applicant. The liability of the Undersigned hereunder shall not be released by any order, change of the financial condition of the Undersigned or any agreement entered into between the Undersigned and any entity or individual.

5.2
The liability of the Undersigned hereunder shall not be affected if the Bank stops releasing the undrawn loan and/or other facilities to the Facility Applicant and declares that the loan advanced shall be immediately due and payable pursuant to the Credit Facility Agreement and/or the respective specific contracts.

6.
The Undersigned confirms that it will accept all agreements on extension or any other supplemental agreements entered into between the Bank and the Facility Applicant in respect of the periods of the respective specific contracts, interest rates and other matters during the performance of the Credit Facility Agreement and the respective specific contracts and hereby waives its right to receive any notice relating thereto from the Bank.

7.	The Undersigned hereby represents and guarantees as follows:

7.1
The Undersigned is an enterprise legal person or an institution legal person found not for public welfare purpose, capable of acting as a guarantor, established with the approval of __/__ and registered with the Administration of Industry and Commerce (No. __/__). The Undersigned is willing to offer the assets to which it has title or of which it is rightfully entitled to dispose as a guarantee for performance of its obligations prescribed herein;

7.2	The Undersigned executes this Letter of Guarantee with full authorization or approval of the authorities such as the departments of higher level/the board of directors;

7.3	The Undersigned executes this Letter of Guarantee of its own free will, not under any influence of fraud or duress;

7.4
As long as this Letter of Guarantee is in force, the total amount of the debts (or equivalent in any foreign currency) guaranteed by the Undersigned shall not exceed the total value of the proprietary interests of the Undersigned;

7.5
The financial statements and all other documents provided to the Bank by the Undersigned are true and legitimate. The legal representative or other persons-in-charge of the Undersigned shall be held liable absolutely for such statements and documents;

7.6	The Undersigned will provide confirmation on its execution of this Guarantee if the Bank so requires;

7.7
The Undersigned shall forthwith notify the Bank of any change of its registration with the industrial and commercial authority, organization, operation or financial condition if such change will likely affect the capability of the Undersigned to perform this Guarantee;

7.8	The successor(s) or assignee(s) of the Undersigned shall be bound by all provisions hereof. The Undersigned shall not assign its liability hereunder without prior written consent from the Bank.

8.
Should the Undersigned fail to pay off the guaranteed debts as prescribed herein, the Bank shall be entitled to debit the same to the deposit account of the Undersigned until all the debts owed to the Bank by the Applicant for Facility under the Facility Agreement are settled in full and the Undersigned shall not raise any objection thereto.

9.
During the continuance of this Guarantee, no relaxation, forbearance or indulgence by the Bank in enforcing any of its interests or rights under the Facility Agreement and this Guarantee against any events of breach of contract or delay of the Facility Applicant and the Undersigned shall prejudice, affect or restrict the Bank’s interests and rights as a creditor under the relevant laws and regulations and this Guarantee, nor shall it operate as a waiver of the Bank’s rights to take actions against existing or future defaults.

10.
This Guarantee shall be governed by the laws of the People’s Republic of China. The Undersigned agrees to settle any argument and dispute arising from this Guarantee in such manners as agreed in the Credit Facility Agreement.

11.	This Guarantee shall take effect from the date on which it is signed by the authorized signatory of the Undersigned and affixed with the official seal of the Undersigned.

12.	Miscellaneous:
N/A

13.	This Letter of Guarantee is executed in 3 originals with the Bank, the Applicant for Facility and the Undersigned each holding one thereof.

THE GUARANTOR (SEAL): Winner Medical & Textile Ltd. Yichang	AUTHORIZED SIGNATORY (SIGNATURE): Jianquan Li

OFFICIAL ADDRESS OF THE GUARANTOR: No. 20 Jiangxia Avenue, Jiangkou Town, Zhijiang City, Hubei Province

TEL: 0717-4352988	FAX: 0717-4352998

BANK WITH WHICH ACCOUNT(S) OF THE GUARANTOR MAINTAINED: Jiangkou Sub-branch, Zhijiang Branch of Agricultural Bank of China	SETTLEMENT ACCOUNT NO. OF THE GUARANTOR: 17343001040000519